Exhibit 99.1

Brookdale Announces CEO Transition and Board of Directors Refreshment

Board Initiates Search for New CEO, Appoints Interim CEO and Establishes Office of the CEO

Mark Fioravanti Appointed as New Independent Director; Frank M. Bumstead Will Not Stand for Reelection at the 2025 Annual Meeting

Board to Review Potential Enhancements to Corporate Governance Policies

First Quarter 2025 Preliminary Results Exceed Brookdale Expectations

NASHVILLE, Tenn., April 14, 2025 -- Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today announced that the Board of Directors effected a Chief Executive Officer transition plan and appointed a new independent director, announced that a tenured director will not stand for reelection and disclosed the Board’s review of potential enhancements to corporate governance policies.

Initiates Search for New CEO, Appoints Interim CEO and Establishes Office of the CEO

Brookdale's Board initiated a search for the Company's next Chief Executive Officer, who will be focused on driving operational and financial improvements, capitalizing on the intrinsic value of Brookdale's owned real estate portfolio and enhancing shareholder value by acting on Brookdale's compelling industry dynamics and cash flow generation potential. To effect this change, the Company entered into a separation agreement with Lucinda ("Cindy") M. Baier under which Ms. Baier stepped down as President and Chief Executive Officer, effective April 13, 2025. Ms. Baier also resigned from the Company's Board of Directors.

The Board formed a CEO Search Committee made up of Denise W. Warren, Chairman of the Board, and three independent directors to conduct the CEO search, with the support of Spencer Stuart, a leading executive search firm. To oversee the Company's day-to-day operations and ensure business continuity until a permanent CEO is named, the Board appointed Ms. Warren as Interim CEO and established an Office of the CEO, composed of Ms. Warren, Dawn L. Kussow, Executive Vice President and Chief Financial Officer, and Chad C. White, Executive Vice President, General Counsel and Secretary.

Ms. Warren said, "Having executed on our strategy to simplify and streamline the business, rationalize our lease portfolio and address our debt maturities, we believe Brookdale is now poised to deliver sustained and compelling returns to our shareholders. With the completion of these actions, the Board determined that now is the right time to identify the Company's next leader. We are appreciative of the care and services our teams provide for our residents and their families. We are grateful for Cindy's leadership over the past seven years, and for the role she played leading the Company through the many challenges posed by COVID. On behalf of the Board, I want to thank Cindy for her dedication to and leadership of Brookdale."

"It has been an honor and a privilege to lead Brookdale and to work alongside the Company's incredible team," said Ms. Baier. "I take pride in what we have accomplished through the resourcefulness and hard work of Brookdale's associates. I know that Brookdale will continue to be a leader in the industry and a place that senior residents feel at home."

Ms. Warren continued, "The Board is now conducting a thorough search process to identify the right CEO to capitalize on Brookdale's strong foundation and to deliver value for our shareholders. I look forward to working with Dawn, Chad and the entire leadership team to continue to grow profitable occupancy and RevPAR, deliver meaningful Adjusted EBITDA growth and materially enhance Adjusted Free Cash Flow generation. While there remains work to be done, the Board believes that Brookdale has taken the right steps to set the stage for future growth and is confident in the Company's ability to benefit from the robust demographic tailwinds represented by the aging baby boomer generation."

Appoints Mark Fioravanti as New Independent Director; Commitment to Board Refreshment and Corporate Governance Enhancements

The Company also announced that Mark Fioravanti, President and CEO of Ryman Hospitality Properties, has been appointed to the Board. Frank M. Bumstead will not stand for reelection at the 2025 Annual Meeting of Stockholders ("Annual Meeting") and will step down from the Board at the conclusion of the Annual Meeting.

With Ms. Baier's resignation, Mr. Fioravanti’s appointment and following the Annual Meeting, Brookdale's Board will have an average tenure of approximately four years, demonstrating the Company’s commitment to Board refreshment.

Ms. Warren said, “We are pleased to welcome Mark to the Brookdale Board. With deep expertise in hospitality and real estate, his skillset complements and enhances the composition of our Board. We look forward to benefitting from his fresh perspective as we continue to advance our strategy.”

Ms. Warren said, "On behalf of the Board, I extend my sincere gratitude to Frank for his many contributions over the course of his tenure. He has been instrumental in establishing Brookdale as an industry leader, and we wish him all the best."

Additionally, based on feedback from shareholders, the Board is reviewing potential governance enhancements related to director tenure and is evaluating revisions to the Company's performance-based long-term incentive awards program for executives.

First Quarter 2025 Preliminary Results

The Company is pleased to announce that based on preliminary results, Brookdale's first quarter 2025 Adjusted EBITDA is expected to exceed both the Company's and analysts’ consensus expectations. In addition, the Company expects to report positive Adjusted Free Cash Flow for the quarter. The Company also anticipates RevPAR will exceed its internal expectations.

“These preliminary first quarter results give the Board even more confidence in the robust opportunity that lies ahead for Brookdale. Achieving positive Adjusted Free Cash Flow in the first quarter, which has historically been a negative Adjusted Free Cash Flow quarter, is a key milestone and a reflection of the cash flow generation power of the business as weighted average occupancy approaches and exceeds 80%. To put that in perspective, we believe that returning to a pre-pandemic occupancy rate of 84.5%

should deliver approximately $170 million of incremental revenue and $125 million of incremental operating income after giving effect to the transition of the 55 communities that will leave the portfolio by year-end. Given the surging demographic demand over the next several years, we expect additional upside to occupancy rates beyond the 84.5% and will be focused on leveraging our fixed cost model to return to pre-pandemic margins,” said Ms. Warren.

The Company’s first quarter outlook is based on information available to management as of the date of this release and is subject to change upon completion of all quarter-end financial closing processes and adjustments related to the quarterly review of the Company's consolidated financial statements including, but not limited to, the occurrence of any subsequent events.

The Company plans to announce its first quarter 2025 financial results after the market closes on May 6, 2025.

About Mark Fioravanti
Mark Fioravanti is President, CEO and a member of the Board of Directors of Ryman Hospitality Properties, Inc. (“RHP”). In his role, Mr. Fioravanti is responsible for all facets of the company, including its portfolio of destination convention resorts and its owned and operated entertainment division, Opry Entertainment Group (“OEG”). A 23-year veteran of Ryman Hospitality Properties, Inc. (formerly Gaylord Entertainment), Mr. Fioravanti was appointed CEO on January 1, 2023, after serving as President and Chief Financial Officer since 2015. Prior to 2015, he served in various senior positions for RHP, including EVP and CFO, SVP and Treasurer, Division President of ResortQuest International and SVP of Sales and Marketing. Mr. Fioravanti holds an MBA from the University of Tennessee and a BSLA from The Ohio State University. He serves on the board of the Nashville Area Chamber of Commerce, Nashville Convention and Visitors Corp., as well as NAREIT’s Advisory Board of Governors and the Tennessee Business Leadership Council.

Non-GAAP Financial Measures
This press release mentions the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Reference to these non-GAAP financial measures is intended to aid investors in better understanding the factors and trends affecting the Company's performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations or net cash provided by (used in) operating activities.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction or organizational restructuring items that management does not consider as part of the Company's underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted Free Cash Flow
Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations.

DEFINITION OF REVPAR
RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

ABOUT BROOKDALE SENIOR LIVING
Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. With 647 communities across 41 states and the ability to serve approximately 58,000 residents as of March 31, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the focus of the next Chief Executive Officer, the Company's ability to deliver sustained and compelling returns to its shareholders, the Company's ability to continue to grow profitable occupancy and RevPAR, deliver meaningful Adjusted EBITDA growth, materially enhance Adjusted Free Cash Flow generation and exceed pre-pandemic margins, the Company's expectations for the first quarter of 2025, including with respect to Adjusted EBITDA, RevPAR, and Adjusted Free Cash Flow. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; any resurgence or variants of the COVID-19 pandemic; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; the risks associated with tariffs and the uncertain duration of trade conflicts; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, tariffs, geopolitical tensions or conflicts, and uncertainty surrounding a new presidential administration, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
Brookdale Senior Living Inc. (the "Company") plans to file proxy materials with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Company's Annual Meeting. Prior to the Annual Meeting, the Company will file a definitive proxy statement (the "Proxy Statement") together with a BLUE proxy card. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the BLUE proxy card) when filed by the Company with the SEC at the SEC's website (http://www.sec.gov) or at the Company's website at https://brookdaleinvestors.com or by contacting Chad White, Executive Vice President, General Counsel and Secretary, by phone at (615) 221-2250, by email at CWhite@brookdale.com or by mail at Brookdale Senior Living Inc., 105 Westwood Place, Suite 400, Brentwood, TN 37027.

CERTAIN INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its executive officers and other employees may be deemed to be "participants" (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from stockholders in connection with the Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company's definitive proxy statement for its 2024 annual meeting of stockholders, filed with the SEC on April 29, 2024. To the extent holdings of such participants in the Company's securities have changed since the amounts described in the 2024 proxy statement, such changes have been reflected in the following Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC with respect to the Company: Form 3, filed by Claudia Drayton on June 27, 2024; Form 3, filed by Elizabeth Mace on June 27, 2024; Form 3, filed by Ray Leisure on August 14, 2024; Form 4, filed by Jordan Asher on May 23, 2024; Form 4, filed by Claudia Drayton on August 7, 2024 and February 14, 2025; Form 4, filed by Elizabeth Mace on August 7, 2024 and February 14, 2025; Form 4, filed by Benjamin Ricci on August 21, 2024, February 14, 2025 and March 3, 2025; Form 4, filed by Jordan Asher on August 30, 2024 and February 14, 2025; Form 4, filed by Ray Leisure on October 29, 2024, February 14, 2025 and March 3, 2025; Form 4, filed by Lee Wielansky on December 6, 2024, February 14, 2025 and March 10, 2025; Form 4, filed by Frank Bumstead on February 14, 2025; Form 4, filed by Vicki Freed on February 14, 2025; Form 4, filed by

Denise Wilder Warren on February 14, 2025; Form 4, filed by Lucinda Baier on February 14, 2025 and March 3, 2025; Form 4, filed by Todd Kaestner on February 14, 2025 and March 3, 2025; Form 4, filed by Chad White on February 14, 2025, March 3, 2025 and March 7, 2025; Form 4, filed by George Hicks on February 14, 2025 and March 3, 2025; Form 4, filed by Jaclyn Pritchett on February 14, 2025 and March 3, 2025; Form 4, filed by Dawn Kussow on February 14, 2025 and March 3, 2025. These filings can be found at the SEC's website at www.sec.gov. Additionally, Jessica Hazel, Vice President of Investor Relations, may be deemed a participant in the solicitation. Ms. Hazel is the beneficial owner of 44,439 shares of common stock. More detailed and updated information regarding the identity of participants in the solicitation, and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Proxy Statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Contacts

Investors
Jessica Hazel
Jessica.hazel@brookdale.com

Media
media.relations@brookdale.com